As filed with the Securities and Exchange Commission on September 27, 2005

                                                             File No. 333-126395



                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM N-14



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Pre-Effective Amendment No.
                                                     ---
                         Post-Effective Amendment No.  1
                                                      ---

                        (Check appropriate box or boxes)



                             PIONEER SERIES TRUST IV

               (Exact Name of Registrant as Specified in Charter)



                                 (617) 742-7825
                        (Area Code and Telephone Number)

                  60 State Street, Boston, Massachusetts 02109
 (Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

                            Dorothy E. Bourassa, Esq.
                       Pioneer Investment Management, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)

Copies to:  David C. Phelan, Esq.
            Wilmer Cutler Pickering Hale and Dorr LLP
            60 State Street
            Boston, Massachusetts 02109

It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (d) of Rule 462 under the Securities Act of 1933, as amended.

There have been no changes to the proxy statement/prospectus or statement of additional information as filed with the Registrant's Registration Statement on Form N-14 (File No. 333-126395), as filed with the Commission on July 5, 2005 (Accession No. 0001145443-05-001521).

                                     PART C


                                OTHER INFORMATION
                             PIONEER SERIES TRUST IV

                            (on behalf of its series,
                          Pioneer Classic Balanced Fund
                      Pioneer Florida Tax Free Income Fund
                           Pioneer Focused Equity Fund
                     Pioneer Institutional Money Market Fund
                     Pioneer International Core Equity Fund)

ITEM 15.  INDEMNIFICATION

No change from the information set forth in Item 25 of the most recently filed Registration Statement of Pioneer Series Trust IV (the "Registrant") on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-126384 and 811-21781) as filed with the Securities and Exchange Commission on September 21, 2005 (Accession No. 0001331854-05-000011), which information is incorporated herein by reference.


ITEM 16.  EXHIBITS

(1)(a)        Agreement and Declaration of Trust                                                       (1)

(1)(b)        Amendment to Agreement and Declaration of Trust                                          (3)

(1)(c)        Certificate of Trust                                                                     (1)

(2)           By-Laws                                                                                  (1)

(3)           Not applicable

(4)(a)        Agreement and Plan of Reorganization for Pioneer Classic Balanced Fund,                  (*)
              Pioneer Florida Tax Free Income Fund, Pioneer Focused Equity Fund and
              Pioneer Institutional Money Market Fund

(4)(b)        Agreement and Plan of Reorganization for Pioneer International Core Equity Fund          (*)

(5)           Reference is made to Exhibits (1) and (2) hereof

(6)(a)        Form of Management Contract for Pioneer Classic Balanced Fund                            (1)

(6)(b)        Form of Management Contract for Pioneer Florida Tax Free Income Fund                     (1)

(6)(c)        Form of Management Contract for Pioneer Focused Equity Fund                              (1)

(6)(d)        Form of Management Contract for Pioneer Institutional Money Market Fund                  (1)

(6)(e)        Form of Management Contract for Pioneer International Core Equity Fund                   (1)

(6)(f)        Form of Management Contract for Pioneer Government Income Fund                           (3)

(6)(g)        Form of Management Contract for Pioneer Treasury Reserves Fund                           (3)

(6)(h)        Form of Subadvisory Agreement for Pioneer Focused Equity Fund                            (4)

(6)(i)        Form of Expense Limitation Agreement                                                     (1)

(7)(a)        Form of Underwriting Agreement with Pioneer Funds Distributor, Inc.                      (1)

(7)(b)        Form of Dealer Sales Agreement                                                           (5)

(8)           Not applicable

(9)           Custodian Agreement with Brown Brothers Harriman & Co.                                   (1)

(10)(a)       Form of Class A 12b-1 Distribution Plan for Pioneer Classic Balanced Fund                (1)

(10)(b)       Form of Class A 12b-1 Distribution Plan for Pioneer Florida Tax Free Income Fund         (1)

(10)(c)       Form of Class A 12b-1 Distribution Plan for Pioneer Focused Equity Fund                  (1)

(10)(d)       Form of Class A 12b-1 Distribution Plan for Pioneer International Core Equity Fund       (1)

(10)(e)       Form of Class A 12b-1 Distribution Plan for Pioneer Government Income Fund               (3)

(10)(f)       Form of Class A 12b-1 Distribution Plan for Pioneer Treasury Reserves Fund               (3)

(10)(g)       Form of Class B 12b-1 Distribution Plan for Pioneer Classic Balanced Fund                (1)

(10)(h)       Form of Class B 12b-1 Distribution Plan for Pioneer Florida Tax Free Income Fund         (1)

(10)(i)       Form of Class B 12b-1 Distribution Plan for Pioneer Focused Equity Fund                  (1)

(10)(j)       Form of Class B 12b-1 Distribution Plan for Pioneer International Core Equity Fund       (1)

(10)(k)       Form of Class B 12b-1 Distribution Plan for Pioneer Government Income Fund               (3)

(10)(l)       Form of Class B 12b-1 Distribution Plan for Pioneer Treasury Reserves Fund               (3)

(10)(m)       Form of Class 2 Distribution Plan for Pioneer Institutional Money Market Fund            (1)

(10)(n)       Form of Class 3 Distribution Plan for Pioneer Institutional Money Market Fund            (1)

(10)(o)       Multiple Class Plan Pursuant to Rule 18f-3 for Pioneer Classic Balanced Fund             (1)

(10)(p)       Multiple Class Plan Pursuant to Rule 18f-3 for Pioneer Florida Tax Free Income Fund      (1)

(10)(q)       Multiple Class Plan Pursuant to Rule 18f-3 for Pioneer Focused Equity Fund               (1)

(10)(r)       Multiple Class Plan Pursuant to Rule 18f-3 for Pioneer Institutional Money Market Fund   (1)


(10)(s)       Multiple Class Plan Pursuant to Rule 18f-3 for Pioneer International Core Equity Fund    (1)

(11)(1)       Opinion of Counsel (legality of securities being offered)                                (2)

(12)          Opinions as to Tax Matters                                                               (*)

(13)(a)       Investment Company Service Agreement                                                     (1)

(13)(b)       Administration Agreement                                                                 (1)

(13)(c)       Services Agreement for Class Y Shares                                                    (*)

(14)          Consent of Independent Registered Public Accounting Firm                                 (1)

(15)          Not applicable

(16)          Powers of Attorney                                                                       (2)

(17)(a)       Code of Ethics for Pioneer Investment Management, Inc.                                   (1)
              Code of Ethics for Pioneer Funds
              Code of Ethics for Pioneer Funds Distributor, Inc.

(17)(b)       Code of Ethics of Oakbrook Investments, LLC                                              (4)

(17)(c)       Form of Proxy Cards                                                                      (2)

(1) Previously filed. Incorporated herein by reference from the exhibits filed with the Registrant's Initial Registration
              Statement on Form N-1A (File Nos. 333-126384 and 811-21781), as filed with the Securities and Exchange Commission on July 5, 2005
              (Accession No. 0001331854-05-000004).

(2) Previously filed. Incorporated herein by reference from the exhibits filed with the Registrant's Initial Registration
              Statement on Form N-14 (File No. 333-126395), as filed with the
              Securities and Exchange Commission on July 5, 2005 (Accession No.
              0001145443-05-001521).

(3) Previously filed. Incorporated herein by reference from the exhibits filed with Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-1A (File Nos.
              333-126384 and 811-21781), as filed with the Securities and Exchange Commission on August 1, 2005 (Accession No.
              0001145443-05-001675).

(4) Previously filed. Incorporated herein by reference from the exhibits filed with Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-1A (File Nos.
              333-126384 and 811-21781), as filed with the Securities and Exchange Commission on September 21, 2005 (Accession No.
              0001331854-05-000011).

(*)           Filed herewith.

ITEM 17. UNDERTAKINGS.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this Registration Statement by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c) of the 1933 Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees that it shall file a final executed version of the legal and consent opinion as to tax matters as an exhibit to the subsequent post-effective amendment to its registration statement on Form N-14 filed with the SEC upon the consummation of the reorganization contemplated by this Registration Statement on Form N-14.

(4) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 27th day of September, 2005



                                  Pioneer Series Trust IV,
                                  on behalf of its series,
                                  Pioneer Classic Balanced Fund
                                  Pioneer Florida Tax Free Income Fund
                                  Pioneer Focused Equity Fund
                                  Pioneer Institutional Money Market Fund
                                  Pioneer International Core Equity Fund

                                  /s/ Osbert M. Hood
                                  ------------------------------------
                                  Osbert M. Hood
                                  Executive Vice President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                              Title                            Date

         *                            Chairman of the Board, Trustee,
---------------------------           and President
John F. Cogan, Jr.

         *                            Chief Financial Officer,
---------------------------           Principal Accounting Officer,
Vincent Nave                          and Treasurer

         *
---------------------------           Trustee
Mary K. Bush

         *
---------------------------           Trustee
David R. Bock

         *
---------------------------           Trustee
Margaret B.W. Graham

         *
---------------------------           Trustee
Marguerite A. Piret

         *
---------------------------           Trustee
John Winthrop

*  By     /s/ Osbert M. Hood                                              September 27, 2005
          ------------------------------------
          Osbert M. Hood, Attorney-in-Fact

                                  EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.       Description

(4)(a)            Agreement and Plan of Reorganization for Pioneer Classic
                  Balanced Fund, Pioneer Florida Tax Free Income Fund, Pioneer
                  Focused Equity Fund and Pioneer Institutional Money Market
                  Fund

(4)(b)            Agreement and Plan of Reorganization for Pioneer International
                  Core Equity Fund

(12)              Opinions as to Tax Matters

(13)(c)           Services Agreement for Class Y Shares